Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), dated April 9, 2012, is entered into between Michael P. Mogul (“Executive”) and DJO Global, Inc. (“Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of May 31, 2012 (“Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, Executive may earn an annual bonus award of 100 percent of Executive’s Base Salary (as defined in the Employment Agreement) (the “Target Annual Bonus”), with an additional bonus of up to an additional 50 percent of Executive’s Base Salary, based upon the achievement of such target and maximum performance objectives as may be established by the Company’s Board of Directors; and

WHEREAS, the Company’s management incentive bonus plan provides that 50% of the total bonus opportunity shall be earned and paid on a quarterly basis, with the remaining 50% of the total bonus opportunity, along with a supplemental bonus, shall be paid on an annual basis; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it is in the best interests of the Company to conform the terms of Executive’s bonus plan to the Company’s management bonus plan;

NOW, THEREFORE, the parties agree to the following:

1.	Subsection (a) of Section 4 of the Employment Agreement is hereby amended and restated to read as follows:

“(a) Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual target bonus of up to 100 percent of Executive’s Base Salary (the “Target Bonus”), with the potential to receive a supplemental bonus of up to an additional 50 percent of Executive’s Base Salary, based upon the achievement of such target quarterly and annual and supplemental annual performance objectives as are established by the Compensation Committee of the Board of Directors for the Company’s annual management incentive plan. Pursuant to the annual management incentive plan, 50% of Executive’s Target Bonus shall be earned and paid quarterly based on the Company’s achievement of the established quarterly financial results and the remaining 50% of the Target Bonus, as well as any supplemental bonus, shall be earned and paid annually based on the Company’s overall financial results for the applicable year. Quarterly and annual bonus payments shall be made to Executive at the same time as such payments are made to the other participants in the Company’s annual management incentive plan. Notwithstanding the foregoing, Executive shall receive a bonus for 2011 in the amount of $652,000.”

2.	All other provisions of the Employment Agreement not amended herein remain unchanged and in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

DJO GLOBAL, INC.

By:	/s/ TOM CAPIZZI
Tom Capizzi
Executive Vice President, Global
Human Resources

EXECUTIVE:

/s/ MICHAEL P. MOGUL
Michael P. Mogul